EXHIBIT B-1

                                 August 24, 2000


Wisconsin Power & Light Company
222 West Washington Avenue
P. O. Box 192
Madison, WI  53701-0192

Attention:  Daniel Doyle

Gentlemen:

         Re:  Wisconsin River Power Company Capital Stock

                  This letter is intended to set forth our understanding respecting the ownership of Wisconsin River Power Company ("WRPCO"). As you are aware, Wisconsin Public Service Corporation ("WPSC") is proposing to enter into an Agreement for Purchase and Sale of Stock dated as of August 24, 2000 with Consolidated Water Power Company ("CWPCO") to purchase all of the shares of capital stock of WRPCO presently owned by CWPCO, (the "WRPCO Stock Purchase Agreement"). If WPSC completes this purchase, it is willing to sell one-half of those shares to Wisconsin Power and Light Company ("WP&L") at the same price and on the same terms as are applicable to WPSC's purchase of the shares from CWPCO under the WPRCO Stock Purchase Agreement. Accordingly WPSC hereby grants to WP&L the option to purchase (the "Option") one-half of the shares of capital stock of WRPCO which WPSC purchases from CWPCO (the "Option Shares") subject to the following conditions:

                  1.  Option Price. WP&L agrees to pay the same per share price
                      ------------
                      for the Option Shares upon exercise of the Option as WPSC pays to CWPCO for the Option Shares under the WRPCO Stock Purchase Agreement, and the purchase shall be subject to the same payment terms as are applicable to the purchase of the WRPCO shares by WPSC from CWPCO under the WRPCO Stock Purchase Agreement.

                  2.  Option Term. The option granted hereunder will be
                      -----------
                      exercisable commencing on the closing date for the purchase of the WRPCO shares by WPSC from CWPCO under the WRPCO Stock Purchase Agreement and ending on March 31, 2001 at which time the option will expire (the "Option Term"), provided, however, if at March 31, 2001 WP&L, for reasons beyond its control, has not obtained all required regulatory approvals for its purchase of the Option Shares and the applications for such approvals are still pending, the Option Term shall be extended until 10 days after all such approvals have been obtained or until a final denial of such approvals has been made but in no event shall the Option be exercisable after August 31, 2001.

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                  3.  Conditions Precedent to Option Exercise.
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                      (a) WPSC consummates the purchase of all of the shares of
                          WRPCO presently owned by CWPCO;

                      (b) WP&L receives all required governmental approvals to
                          purchase the Option Shares from WPSC.

                  WPSC and WP&L agree that WPSC will be the operator of the WPRCO facilities and will advise and consult with WP&L with respect to operating and financial matters relating to WRPCO and its facilities until WPSC and WP&L reach a definitive agreement with respect to WRPCO operating and financial matters (the "WRPCO Operating Agreement").

                  WPSC agrees that pending execution of an WRPCO Operating Agreement by WPSC and WP&L, WPSC will not cause WRPCO to pay any dividends other than (i) normal dividends in accordance with past practice and (ii) any amounts distributed to CWPCO (or to WPSC for payment to CWPCO) in payment of the deferred portion of the purchase price for the WRPCO shares pursuant to Section 1.1(b) of the WRPCO Stock Purchase Agreement.

                  WP&L agrees that it will promptly apply for all regulatory approvals which it requires for the purchase by it of the Option Shares.

                  WP&L agrees that at or prior to the Closing under the WRPCO Stock Purchase Agreement, it will (i) join with WPSC, CWPCO and WRPCO in amending the Amended and Restated Power Purchase Agreement made as of September 1, 1985 by and among CWPCO, WP&L, WPSC and WRPCO in accordance with the requirements of Sections 1.3(f) and 1.4(f) of the WRPCO Stock Purchase Agreement; (ii) join with WPSC in terminating as to CWPCO the WRPCO stockholder agreement among CWPCO, WP&L and WPSC as provided in Sections 1.3(d) and 1.4(d) of the WRPCO Stock Purchase Agreement; and (iii) execute and deliver the Interim Services Agreement substantially in the form attached as Exhibit A to the WRPCO Stock Purchase Agreement.

                  If you are in agreement with the foregoing, please so indicate on the enclosed copy of this letter and return it to the undersigned.

                                           WISCONSIN PUBLIC SERVICE CORPORATION


                                           By
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                  Wisconsin Power & Light Company agrees to and accepts the
foregoing on the terms stated.

                                           WISCONSIN POWER & LIGHT COMPANY


                                           By
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